EXHIBIT 10.19
                                  -------------

                                  CONFIDENTIAL



                                    CONTRACT

              ESYON CORPORATION - WORLWIDE WIRELESS NETWORKS, INC.

                        ________________________________


THIS CONTRACT SUMMARIZES THE PRINCIPAL TERMS OF A FORMAL AGREEMENT ("AGREEMENT") TO BE PREPARED BETWEEN ESYON CORPORATION ("ESYON") AND WORLDWIDE WIRELESS NETWORKS, INC. ("WWWN"), BOTH NEVADA CORPORATIONS.


1.   Share  Exchange

     a. WWWN will exchange 3,000,000 of WWWN's outstanding shares (unrestricted) for shares to ESYON.

     b. ESYON will exchange 500,000 of ESYON's outstanding shares (unrestricted) for shares to WWWN.

2.   Company  Promissory  Notes

     Concurrent with the signing of formal contract and the aforementioned exchange of stock, ESYON is to advance an initial $100,000 to WWWN.

     a. ESYON will also provide WWWN with future working capital cash infusions as approved by the Board of Directors ("BOD") of ESYON and the newly constituted BOD of WWWN, as noted in Paragraph 4, herein. WWWN has forecast its cash infusion needs under different scenarios, which range up to $150,000 per month for six months or more, until break-even occurs. Notwithstanding board decisions, ESYON's financial commitment to WWWN is one million dollars.

     b. All funds provided by ESYON to WWWN will be in the form of Promissory Notes bearing interest at 10%, paid annually. Funds will be collateralized with WWWN network assets and liens filed. Total collateralization will not exceed one million dollars.

     c. In the event that an existing or unforeseen lawsuit causes dire financial distress to WWWN or current creditors call for an immediate payment of debts owed them by WWWN that causes dire financial distress to WWWN, ESYON may elect to convert its Promissory Notes and purchase the identified assets as specified in Paragraph 2(b), above, for the value of all loans provided to date.


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     d.   ESYON  also  has  the option to convert its collective Promissory Note into WWWN shares at 25% below market price (basis being the 5-day average closing price prior to conversion date). It is ESYON's intent to convert the 10% interest portion of said notes into equity, but it is not obligated to do so.

3. Concurrent with the signing of this contract ESYON advancing the first $100,000, the WWWN Board of Directors ("BOD") will elect one new director to the Board of Directors as nominated by ESYON, and BOD in the meantime also accept the resignation of Tom Rotert from the BOD. The BOD will immediately elect a second new director as nominated by ESYON.

4. It is understood by all parties that ESYON is not responsible for assuming or paying down any of WWWN's liens or debt of approximately $5.5 million, and that all remedies to significantly reduce or eliminate this debt will be taken into consideration, and a course of action will be set by the newly constituted BOD of WWWN as soon as possible to accomplish this.

5. Both parties acknowledge that this contract is a legally binding document and that it has been reviewed by their respective attorneys.

AGREED  TO  ON  THIS  28th  DAY  OF  DECEMBER,  2000.



     /s/                                        /s/
-------------------------------           --------------------------------------
Bob  Hong                                 Jack  Tortorice
Chairman,  ESYON                          Chairman  &  CEO,  WWWN




                                                /s/
                                          --------------------------------------
                                          Dennis  Shen



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